Exhibit 10.2

TECHTARGET, INC.

SHORT-TERM INCENTIVE PLAN

1.
Purpose and Objectives

This 2025 Executive Short-Term Incentive Plan (the “STIP”) is intended to: (a) motivate and reward executive and senior leadership to deliver top-line revenue growth, (b) retain talent identified as critical to the combination of the legacy Informa Tech and legacy TechTarget businesses and/or the long-term success of TechTarget, Inc. d/b/a Informa TechTarget (the “Company”), and (c) align executive and senior leadership rewards for the Company. The STIP is for the benefit of Covered Executives (as defined below).

2.
Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may select certain key executives and senior leaders (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.
Administration

The Committee shall have the sole discretion and authority to administer and interpret the STIP. The specific goals and targets under the STIP for each performance period shall be determined by the Committee and, once approved, filed with the minutes of the Committee. A Covered Executive may receive a bonus payment under the STIP based upon the attainment of various performance targets which are established by the Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including, but not limited to, the following: earnings per share, revenues, operating profit, CAGR, EBIT, Adjusted EBITDA, or such other metrics as the Committee may determine.

4.
Bonus Determinations

(a) For 2025, payment of a bonus to a Covered Executive pursuant to the STIP will be based 80% upon the attainment of a revenue target and 20% based upon the attainment of an operating profit target, as further defined and approved by the Committee. For instance, if 100% of the targeted bonus for the revenue component is earned and 20% of the targeted bonus for the operating profit component is earned, the total bonus payment will equal 84% (80% x 100% + 20% x 20%) of the target bonus amount.

(b) For 2025, no payout will be earned under the STIP if the minimum revenue and operating profit metrics are not achieved based on the targets approved by the Committee. If the applicable minimum threshold is achieved, a Covered Executive will earn a portion of their targeted bonus amount, as determined by the Committee, with incremental increases in their targeted bonus up to the maximum revenue and operating profit metrics. For each additional 1% above the 100% revenue target, an additional bonus of 10% will be awarded to the Covered Executive, with the revenue component capped at up to 300% payout on this metric. For each additional 1% above the 100% operating profit target, an additional bonus of 10% will be awarded to the Covered Executive, with the operating profit component capped at 150% payout on this metric.

5.
General Administration

(a) Except as otherwise set forth in this Plan (i) any bonuses paid to Covered Executives under the Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more

TechTarget, Inc.

Short-Term Incentive Plan 1

Exhibit 10.2

performance targets relating to the Performance Goals (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Committee and communicated to each Covered Executive at the beginning of each bonus period and (iii) no bonuses shall be paid to Covered Executives unless and until the Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may adjust bonuses payable under the STIP based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the STIP based upon such other terms and conditions as the Committee may in its discretion determine.

(b) Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under the STIP shall be established by the Committee for the applicable performance period.

(c) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability and as required under the terms of any applicable agreement with a Covered Executive.

6.
Timing of Payment

The Performance Goals will be measured at the end of each fiscal year. If the Performance Goals are met, payments will be made for the STIP within 60 days after the Committee determines that they have been met, but not later than March 15 of the year following the fiscal year in which the performance period ended.

7.
Amendment and Termination

The Company reserves the right to amend or terminate the STIP at any time in its sole discretion.

TechTarget, Inc.

Short-Term Incentive Plan 2